Exhibit 3.3

SCHEDULE SERIES A

AMENDED AND RESTATED SERIES DESIGNATION OF

SERIES A

OF

ROX FINANCIAL LP

This Series Designation of Series A of ROX Financial LP is created pursuant to, and made a part of, the Amended and Restated Agreement of Limited Partnership of ROX Financial LP dated November 19, 2020, as amended from time to time (the “LP Agreement”). Capitalized terms not otherwise defined in this Schedule shall have the meanings given those terms in the LP Agreement.

Date of Establishment:	November 19, 2020 and amended and restated as of July 16, 2021.

Name of Series:	Series A.

Status of Series:	A “protected series” in accordance with Section 17-218 of the Delaware Act.

Relative Rights:	No terms differ from those set forth in the LP Agreement.

Subsidiaries:	ROX AMZL Oakley CA LLC, owned 100% by the Series.

Series Property:	The commercial real estate located at 4000 Wilbur Avenue, Oakley, California 94561 and the other property identified in the Asset Purchase Agreement dated November 19, 2020, among ROX AMZL Oakley CA LLC, ROX Financial Inc., NP Oakley Building I, LLC and NP Oakley LLC.

Additional Terms:	None.